Selected Dealer Preliminary Allotment Request



January ___, 1997

To:   Bradley Wells
      Financial Advantage Brokerage Services, Inc.
      17 S Main St.
      PO Box 1934
      Minot, ND 58702-1934
      phone-(701) 852-3090
      fax-(701) 852-3108

      RE: ND Holdings, Inc. Best Efforts Offering of 3,000,000 shares of no par common stock.
            SEC Registration No. 333-11509

Dear Sirs:

We the undersigned NASD Member Broker/Dealer hereby request the opportunity to participate and to reserve on a nonbinding basis an allocation of __________ shares of the above referenced offering. Said shares to be sold by us on a best efforts basis in accordance with the terms and conditions of the registrant's Form S-1 registration when said registration is declared effective by the SEC.

We hereby acknowledge receipt of the registration statement and preliminary prospectus relating to the Shares, and we confirm that we have relied upon no statements whatsoever, written or oral, other than the statements in such preliminary prospectus. We hereby represent that we are a member in good standing of the National Association of Securities Dealers, Inc. and agree to comply with the Rules of Fair Practice of said Association, and in particular, Sections 8, 24, 25 and 36 of Article III thereof.

Dated as of the date first above written.


                     Name of Selected Dealer

                     By: ______________________
                         (Authorized Signature)

                     Address:


                     Contact Name:
                     Phone Number:
                     Facsimile Number: